- Consent of Independent Registered Public Accounting Firm -

The Board of Directors and Stockholders
Teche Holding Company

We consent to the incorporation by reference in the registration statements No. 333-87354, 333-55913, 333-95583, 333-125218 and 333-175315 on Form S-8 of Teche Holding Company of our report dated December 20, 2013 with respect to the consolidated financial statements of Teche Holding Company and Subsidiary, included in the 2013 Teche Holding Company annual report and incorporated by reference in the 2013 Form 10-K of Teche Holding Company.

Atlanta, Georgia
December 20, 2013